AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 1st day of March, 2013, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the McKinley Diversified Income Fund, listed on Exhibit AA attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit AA to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric W. Falkeis	By: /s/ Michael R. McVoy

Name: Eric W. Falkeis	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit AA to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Name of Series	Date Added
McKinley Diversified Income Fund	On or after March 1, 2013
FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CCO SUPPORT SERVICES FEE SCHEDULE at March, 2013

Annual Fee Based Upon Average Net Assets Per Fund*
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee:  $[ ] per fund

▪  Additional fee of $[ ] for each additional class
▪  Additional fee of $[ ] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  USBFS Legal Administration (e.g., registration statement update)

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪  $[ ] for the first fund (subject to Board approval)
▪  $[ ] for each additional fund (subject to change based on Board review and approval)
▪  $[ ] /sub-advisor per fund

Reasonable Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

Exhibit AA (continued) to the
Professionally Managed Portfolios Fund Accounting Agreement

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at March, 2013

Pricing Services**
▪  $[ ] - Domestic Equities, Options, ADRs
▪  $[ ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪  $[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪  $[ ] - Bank Loans
▪  $[ ] - Credit Default Swaps
▪  $[ ] - Swaptions, Index Swaps
▪  $[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[ ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[ ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[ ] /Month Manual Security Pricing (>[ ]/day)

Fair Value Services (Charged at the Complex Level)**
▪  $[ ] on the First [ ] Securities
▪  $[ ] on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

** Per security per fund per pricing day.

Advisor’s Signature below acknowledges approval of the two fund accounting fee schedules this Exhibit AA.

McKinley Capital Management, LLC

By: /s/ Sheldon Fisher
Name: Sheldon Fisher
Title: VP & COO                                Date: 03/21/2013